Filed Pursuant to Rule 424(b)(3)

Registration No. 333-159791-05

SUPPLEMENT dated April 3, 2012

(To Prospectus Supplement Dated January 25, 2012

to Prospectus Dated January 19, 2012)

$405,959,000 (Approximate)

Sequoia MORTGAGE Trust 2012-1

Mortgage Pass-Through Certificates, Series 2012-1

RWT Holdings, Inc., Sponsor

Redwood Residential Acquisition Corporation, Seller

Sequoia Residential Funding, Inc., Depositor

Sequoia Mortgage Trust 2012-1, Issuing Entity

The Class 1-AX Certificates with aggregate notional amount of $ 177,048,446 as of the date hereof are being sold by RWT Holdings, Inc. to J.P. Morgan Securities LLC, who will sell the securities to the public on a best efforts basis in negotiated transactions or otherwise at various prices determined at the time of sale.

Company Contact

John H. Isbrandtsen

(415) 389-7373

john.isbrandtsen@redwoodtrust.com

The prospectus supplement listed in the table above should be read in its entirety by anyone considering an investment in the Securities being offered by RWT Holdings, Inc.

Consider carefully the risk factors beginning on page S-20 of the prospectus supplement.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Securities are made by prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement listed above or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.

Supplement dated April 3, 2012

to the Prospectus Supplement dated January 25, 2012